As filed with the Securities and Exchange Commission on May 8, 2013

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HENNESSY ADVISORS, INC.

(Exact name of registrant as specified in its charter)

California	68-0176227
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

7250 Redwood Blvd., Suite 200 Novato, California	94945
(Address of principal executive offices)	(zip code)

HENNESSY ADVISORS, INC.

2013 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Neil J. Hennessy Chief Executive Officer Hennessy Advisors, Inc. 7250 Redwood Blvd., Suite 200 Novato, California 94945 (415) 899-1555	Copy to: Peter D. Fetzer Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock (no par value)	2,942,086 shares	$7.00	$20,594,602	$2,810

(1)

In addition, pursuant to Rule 416 under the Securities Act of 1933, in the event of a stock split, stock dividend, or similar transaction involving the common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares.

(2)	Estimated pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the common stock on the OTC Bulletin Board on May 6, 2013.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement (the “Registration Statement”).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by Hennessy Advisors, Inc. (the “Registrant”) are hereby incorporated herein by reference (Commission File No. 000-49872):

(a)     The Registrant’s Annual Report on Form 10-K for its fiscal year ended September 30, 2012;

(b)     The Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2012;

(c)     The Registrant’s Current Reports on Form 8-K filed October 10, 2012, October 30, 2012, November 1, 2012 and January 24, 2013 and the Registrant’s Amendment to Current Report on Form 8-K/A filed on January 11, 2013; and

(d)    The description of the Registrant’s Common Stock, no par value per share, set forth under the caption “Description of Capital Stock” in the Company’s Amendment No. 4 to Form SB-2 filed under the Securities Act of 1933, as amended (the “Securities Act”), on November 21, 2001.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of filing of this Registration Statement and prior to such time as the Registrant files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

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Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The California Corporations Code permits a California corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

The Registrant’s Amended and Restated Articles of Incorporation and Second Amended and Restated Bylaws provide that the Registrant may indemnify its directors and officers to the fullest extent now or hereafter permitted by the California Corporations Code.

The indemnification provided by the California Corporations Code and the Registrant’s Second Amended and Restated Bylaws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances in which a director or officer may be required to bear the economic burden of the foregoing liabilities and expense.

The Registrant maintains a liability insurance policy for its directors and officers as permitted by the California Corporations Code which may extend to, among other things, liability arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California, on or before May 8, 2013.

HENNESSY ADVISORS, INC.

By	/s/ Neil J. Hennessy
Neil J. Hennessy, Chairman of the Board, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on or before May 8, 2013. Each person whose signature appears below constitutes and appoints Neil J. Hennessy, Teresa M. Nilsen and Daniel B. Steadman, and each of them individually, his or her attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Neil J. Hennessy	Chairman of the Board, Chief Executive Officer,	May 8, 2013
Neil J. Hennessy	President and Director (Principal Executive Officer)

/s/ Teresa M. Nilsen	Chief Financial Officer, Secretary and Director	May 8, 2013
Teresa M. Nilsen	(Principal Financial Officer)

/s/ Kathryn R. Fahy	Controller (Principal Accounting Officer)	May 8, 2013
Kathryn R. Fahy

/s/ Daniel B. Steadman	Executive Vice President and Director	May 8, 2013
Daniel B. Steadman

/s/ Daniel G. Libarle	Director	May 8, 2013
Daniel G. Libarle

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Signature	Title	Date

/s/ Thomas L. Seavey	Director	May 8, 2013
Thomas L. Seavey

/s/ Henry Hansel	Director	May 8, 2013
Henry Hansel

/s/ Brian A. Hennessy	Director	May 8, 2013
Brian A. Hennessy

/s/ Rodger Offenbach	Director	May 8, 2013
Rodger Offenbach

S-2

EXHIBIT INDEX

Exhibit Number	Exhibit Description

(4.1)	Amended and Restated Articles of Incorporation of Hennessy Advisors, Inc. (incorporated by reference from the Registrant’s Form SB-2 registration statement (File No. 333-66970)).

(4.2)	Second Amended and Restated Bylaws of Hennessy Advisors, Inc. (incorporated by reference from the Registrant’s Form 8-K filed July 29, 2005 (File No. 000-49872)).

(4.3)	Hennessy Advisors, Inc. 2013 Omnibus Incentive Plan (incorporated by reference to Appendix A to the Registrant’s definitive proxy statement on Schedule 14A for the Company’s Annual Meeting of Shareholders held on January 17, 2013 (File No. 000-49872)).

(5)	Opinion of Foley & Lardner LLP.

(23.1)	Consent of Foley & Lardner LLP (included in Exhibit 5).

(23.2)	Consent of Marcum LLP.

(24)	Powers of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement).

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